   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 29, 2001
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                      -------------------------------------

                                   SCHEDULE TO
          TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                      -------------------------------------

                              GENOMICA CORPORATION
                       (Name of Subject Company (Issuer))

                      -------------------------------------

                                 EXELIXIS, INC.
                                      and
                         BLUEGREEN ACQUISITION SUB, INC.
                                   (Offerors)

                 (Name of Filing Persons (identifying status as
                        offeror, issuer or other person))

                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
                         (Title of Class of Securities)

                                    37243Q10
                      (CUSIP Number of Class of Securities)

                            GEORGE A. SCANGOS, PH.D.
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 EXELIXIS, INC.
                                 170 HARBOR WAY
                                  P.O. BOX 511
                      SOUTH SAN FRANCISCO, CALIFORNIA 94083
                                 (650) 837-7000
      (Name, address and telephone number of persons authorized to receive notices and communications on behalf of filing persons)

                      -------------------------------------

                                    Copy to:
                              BRUCE W. JENETT, ESQ.
                       HELLER EHRMAN WHITE & MCAULIFFE LLP
                              275 Middlefield Road
                          Menlo Park, California 94025

                      -------------------------------------

                            CALCULATION OF FILING FEE

             $34,315,516                               $6,863.10
        TRANSACTION VALUATION (*)               AMOUNT OF FILING FEE (**)

* Estimated solely for the purpose of calculating the registration fee pursuant to Rules 0-11(d) and 0-11(a)(4) under the Securities Exchange Act of 1934, based on the product of (i) $4.15, the average of the high and low sales prices of Genomica common stock on the Nasdaq National Market on November 23, 2001 and
(ii) $8,268,799, the expected maximum number of shares of Genomica common stock to be acquired in the exchange offer and the merger.

** The amount of the filing fee, calculated in accordance with Rule 0-11(a)(2) of the Securities Exchange Act of 1934, as amended, equals 1/50 of 1% of the transaction value.

         [x] Check the box if any part of the fee is offset as provided by Rule 0-11(a) (2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                  Amount Previously Paid: $25,393   Filing Party: Exelixis, Inc.
                  Form or Registration No: S-4     Date Filed: November 29, 2001

         [ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer:

                  Check the appropriate boxes below to designate any transactions to which the statement relates:

                  [x]      third-party tender offer subject to Rule 14d-1.
                  [ ]      issuer tender offer subject to Rule 13e-4.
                  [ ]      going-private transaction subject to Rule 13e-3.
                  [ ]      amendment to Schedule 13D under Rule 13d-2.

                  Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]

================================================================================

         This Tender Offer Statement on Schedule TO, is filed by Exelixis, Inc., a Delaware corporation ("Exelixis"), and Bluegreen Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Exelixis ("Merger Sub"). This Schedule TO relates to the offer by Merger Sub to exchange a portion of a share of Exelixis common stock, par value $0.001 per share, for each outstanding share of common stock, par value $0.001 per share ("Genomica Common Stock"), of Genomica Corporation, a Delaware corporation ("Genomica"), other than those owned by Exelixis or its subsidiaries, based on the exchange ratio described in the Prospectus and the related Letter of Transmittal referenced below (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

         The Offer is made pursuant to an Agreement and Plan of Merger and Reorganization, dated as of November 19, 2001 by and among Exelixis, Merger Sub and Genomica. In connection with the Offer, Exelixis has filed a registration statement with the Securities and Exchange Commission on Form S-4 (the "Registration Statement"). The terms and conditions of the Offer are set forth in the prospectus (the "Prospectus"), which is part of the Registration Statement and the related Letter of Transmittal, which are Exhibits (a)(1) and
(a)(2) hereto.

ITEMS 1 TO 11.

         The information set forth in the Prospectus and the related Letter of Transmittal is incorporated herein by reference with respect to Items 1 through 11 of this Schedule TO.

ITEM 12.  MATERIAL TO BE FILED AS EXHIBITS.

         (a)(1) Prospectus dated November 29, 2001 (incorporated by reference from the Registration Statement).

         (a)(2) Form of Letter of Transmittal (incorporated by reference from Exhibit 99.1 to the Registration Statement).

         (a)(3) Form of Notice of Guaranteed Delivery (incorporated by reference from Exhibit 99.2 to the Registration Statement).

         (a)(4) Form of Letter from Merger Sub to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated by reference from Exhibit 99.3 to the Registration Statement).

         (a)(5) Form of Letter from Brokers, Dealers, Commercial Banks, Trust Companies and Nominees to Clients (incorporated by reference from Exhibit 99.4 to the Registration Statement).

         (a)(6) Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (incorporated by reference from Exhibit
                  99.5 to the Registration Statement).

         (a)(7) Summary Advertisement as published in The Wall Street Journal on November 29, 2001, (incorporated by reference from Exhibit
                  99.6 to the Registration Statement).

         (a)(8) Press Release issued by Exelixis on November 19, 2001, (incorporated by reference from the filing by Exelixis on Form 425 on November 19, 2001).

         (a)(9) Press Release issued by Exelixis on November 29, 2001, (incorporated by reference from the filing by Exelixis on Form 425 on November 29, 2001).

         (b)      Not applicable.

         (d)(1) Agreement and Plan of Merger and Reorganization, dated as of November 19, 2001, by and among Exelixis, Merger Sub and Genomica (incorporated by reference from Annex A to the Registration Statement).

         (d)(2) Form of Stockholder Tender Agreement (incorporated by reference from Annex B to the Registration Statement).

         (d)(3) Form of Lock-Up Agreement (incorporated by reference from Annex C to the Registration Statement).

         (d)(4) Form of Agreement regarding Stock Option Exercise between Exelixis, Genomica and certain officers of Exelixis (incorporated by reference from Annex D to the Registration Statement).

         (d)(5) Form of Partial Waiver of Lock-Up Agreement (incorporated by reference from Annex E to the Registration Statement).

         (g)      Not applicable.

         (h)(1) Tax opinion of Heller Ehrman White & McAuliffe LLP (incorporated by reference from Exhibit 8.1 to the Registration Statement).

         (h)(2) Tax opinion of Cooley Godward LLP (incorporated by reference from Exhibit 8.2 to the Registration Statement).

 ITEM 13.  INFORMATION REQUIRED BY SCHEDULE 13E-3.

         Not applicable.

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Dated: November 29, 2001

                                    EXELIXIS, INC.

                                    By: /s/ George A. Scangos
                                        ________________________________________
                                    Name:  George A. Scangos, Ph.D.
                                    Title: President and Chief Executive Officer

                                    BLUEGREEN ACQUISITION SUB, INC.

                                    By: /s/ Glen Y. Sato
                                        ________________________________________
                                    Name:  Glen Y. Sato
                                    Title: Chief Financial Officer

                                  EXHIBIT INDEX

EXHIBIT
NUMBER
(a)(1)   Prospectus dated November 29, 2001 (incorporated by reference from the
         Registration Statement).

(a)(2)   Form of Letter of Transmittal (incorporated by reference from Exhibit
         99.1 to the Registration Statement).

(a)(3)   Form of Notice of Guaranteed Delivery (incorporated by reference from
         Exhibit 99.2 to the Registration Statement).

(a)(4)   Form of Letter from Merger Sub to Brokers, Dealers, Commercial Banks,
         Trust Companies and Other Nominees (incorporated by reference from
         Exhibit 99.3 to the Registration Statement).

(a)(5) Form of Letter from Brokers, Dealers, Commercial Banks, Trust Companies and Nominees to Clients (incorporated by reference from Exhibit 99.4 to the Registration Statement).

(a)(6)   Guidelines for Certification of Taxpayer Identification Number on
         Substitute Form W-9 (incorporated by reference from Exhibit 99.5 to the Registration Statement).

(a)(7)   Summary Advertisement as published in The Wall Street Journal on
         November 29, 2001, (incorporated by reference from Exhibit 99.6 to the
         Registration Statement).

(a)(8) Press Release issued by Exelixis on November 19 2001, (incorporated by reference from the filing by Exelixis on Form 425 on November 19,
         2001).


(a)(9) Press Release issued by Exelixis on November 29, 2001, (incorporated by reference from the filing by Exelixis on Form 425 on November 29,
         2001).

(b)      Not applicable.

(d)(1)   Agreement and Plan of Merger and Reorganization, dated as of November
         19, 2001, by and among Exelixis, Merger Sub and Genomica (incorporated by reference from Annex A to the Registration Statement).

(d)(2)   Form of Stockholder Tender Agreement (incorporated by reference from
         Annex B to the Registration Statement).

(d)(3) Form of Lock-Up Agreement (incorporated by reference from Annex C to the Registration Statement).

(d)(4)   Form of Agreement regarding Stock Option Exercise between Exelixis,
         Genomica and certain officers of Exelixis (incorporated by reference from Annex D to the Registration Statement).

(d)(5) Form of Partial Waiver of Lock-Up Agreement (incorporated by reference from Annex E to the Registration Statement).

(g)      Not applicable.

(h)(1) Tax opinion of Heller Ehrman White & McAuliffe LLP (incorporated by reference from Exhibit 8.1 to the Registration Statement).

(h)(2)   Tax opinion of Cooley Godward LLP (incorporated by reference from
         Exhibit 8.2 to the Registration Statement).